Exhibit 10.25

Outside Director Compensation Program

The following compensation shall be payable in accordance with the terms below to Outside Directors which, for the avoidance of doubt, shall exclude (i) all members of the Board who are also employees of the Corporation, and (ii) all members of the Board who are affiliated with the Venture Sponsors.

Cash Compensation

Board Service
Annual Retainer:	$30,000
Committee Service
Audit Committee:
Chair Annual Retainer:	$15,000
Member Annual Retainer:	$8,000
Compensation Committee:
Chair Annual Retainer:	$10,000
Member Annual Retainer:	$5,000
Nominating and Corporate Governance Committee:
Chair Annual Retainer:	$8,000
Member Annual Retainer:	$4,000

Board Service and Committee Service Annual Retainers will be paid quarterly in arrears promptly following the end of the applicable calendar quarter, but in no event more than thirty days after the end of such quarter.

Equity Compensation1

Initial RSU Award Grant:

Each Outside Director will receive a one-time restricted stock unit grant with respect to 3,750 shares of the Corporation’s common stock (as may be adjusted to reflect any changes in capitalization), granted on or after the date on which the Outside Director is first elected to the Board (the “Initial Grant”).  The Initial Grant will vest in twelve substantially equal installments on each three-month anniversary of the date of grant, subject to continued Board service through the applicable vesting date.

Share amounts in this section have been adjusted to reflect the 1-for-5 reverse stock split completed by the Corporation in August 2014.

Annual RSU Award Grant:

Each Outside Director who is serving on the Board on the day preceding any annual stockholders meeting (excluding any Outside Director that received an Initial Grant in the same calendar year as the calendar year in which the applicable annual stockholders meeting takes place) and whose service will continue on the day following such annual meeting (whether due to re-election or an ongoing term of service) will receive a restricted stock unit award grant with respect to 1,500 shares of the Corporation’s common stock (as may be adjusted to reflect any changes in capitalization), granted on the date of such annual stockholders meeting (each such grant, an “Annual Grant”).  Each Annual Grant will vest in twelve substantially equal installments on each three-month anniversary of the date of grant, subject to continued Board service through the applicable vesting date.   Each outstanding, unvested Annual Grant will automatically accelerate and vest in full upon the date on which (i) an Outside Director ceases to be an Outside Director due to his or her death or disability or (ii) an Outside Director stands for reelection but is not reelected to the Board.